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Exhibit 10.47

April 25, 2007

Mr. Craig A. Menear
2455 Paces Ferry Road
Atlanta, GA 30339

Dear Craig:

        I am pleased to confirm The Home Depot, Inc.'s ("Home Depot" or the "Company") offer and your acceptance of a promotion to Executive Vice President—Merchandising, effective April 30, 2007, reporting directly to me. Your new base annual salary will be $625,000, payable in equal bi-weekly installments. Your next salary review will be held in April of 2008.

        In addition to your base salary, you will continue to participate in the Management Incentive Program (MIP) for officers, which provides an incentive target of up to 100% of your based salary, based upon achieving established goals. The incentive, if any, will be prorated based on the number of full months in your previous and new position as well as respective bonus targets for each position. You will also continue to participate in the Company's Long-Term Incentive Plan (LTIP) in accordance with its terms, which provides an incentive target of 75% of your base salary. To be eligible for payment of any MIP or LTIP incentive, you must be employed on the day on which the incentive is paid.

        At the next meeting of the Leadership Development and Compensation Committee of The Home Depot, Inc. Board of Directors following the effective date of your promotion, you will receive a grant under the 2005 Omnibus Stock Incentive Plan of the greatest number of whole shares of restricted Home Depot common stock resulting from dividing $125,000 by the closing stock price on the grant date with five year cliff vesting. Once these provisions lapse, the shares will be yours, free and clear of restrictions, subject to the applicable provisions of the plan and award document. You will also receive a grant of nonqualified stock options under the 2005 Omnibus Stock Incentive Plan equal to the greatest number of whole shares of the Company's common stock resulting from dividing $125,000 by the product of the closing stock price on the grant date and 27.25%, with an exercise price equal to the closing stock price on the grant date. Twenty-five percent of the stock options will become exercisable on the second, third, fourth and fifth anniversaries of the grant date. Expiration of all stock options will be the earlier of ten years from the grant date or termination of employment, or any earlier time provided by your award document.

        In addition to the standard benefits package for salaried associates, as an officer of the Company, you will continue to receive a death benefit only insurance policy and will continue to be eligible for participation in the Company's executive life insurance and leased car programs. You are also eligible to continue participation in the Supplemental Executive Choice Program, which provides you with an annual supplemental benefit allowance. Under this program you will receive an annual supplemental benefit allowance of $35,000. You can use this annual allowance to purchase additional disability or life insurance benefits, personal excess liability insurance, or you can use it to reimburse yourself for financial services or health care expenses not covered under our standard health plans.

        You agree that you shall not, without the prior express written consent of the Executive Vice President—Human Resources of the Company, engage in or have any financial or other interests in, or render any service in any capacity to any competitor or supplier of the Company or its parents, subsidiaries, affiliates, or related entities during the course of your employment with the Company. Notwithstanding the foregoing, you shall not be restricted from owning securities of corporations listed on a national securities exchange or regularly traded by national securities dealers, provided that such investment does not exceed 1% of the market value of the outstanding securities of such corporation.

        In the event your employment with Home Depot is terminated for any reason, you agree not to disclose any proprietary or confidential information of Home Depot, its parents, subsidiaries, affiliates or related entities to any future employer or third party or to take any such information, regardless of whether the information is in printed, written, or electronic form.

        By accepting this offer you acknowledge that you will be exposed to Company materials which are proprietary and confidential in nature and/or which constitute trade secrets, and, further, that you will receive training in the Company's various merchandising, operations, financial, and/or other business processes. You further acknowledge that such proprietary and confidential information, including trade secrets and other business processes, are utilized by the Company throughout the entire United States and in other locations in which it conducts business. Consequently, you agree that you will not, for a period of twenty-four (24) months subsequent to your termination from the Company, regardless of the reason for the termination, enter into or maintain an employment or contractual relationship, either directly or indirectly, to provide executive or managerial services in the same or similar manner as you did for the Company to any company or entity engaged in any way in a business that competes with Home Depot, its parents, subsidiaries, affiliates or related entities (collectively referred to as the "Company"), in the United States, Canada, Puerto Rico, Mexico, China, or any other location in which the Company conducts business prior to your termination date, without the prior written consent of the Executive Vice President—Human Resources of the Company. Businesses that compete with the Company specifically include, but are not limited to, the following entities and each of their subsidiaries, affiliates, assigns, or successors in interest: Lowe's Companies, Inc. (including, but not limited to, Eagle Hardware and Garden); Sears Holding Corp. (including, but not limited to, Orchard Supply and Hardware Company); RONA Inc.; B&Q; OBI; Homemart; Orient Home; Menard, Inc.; Ace Hardware; True Value Company; and Wal-Mart.

        You agree that you will not, for a period of thirty-six (36) months subsequent to your termination from Home Depot, regardless of the reason for the termination, directly or indirectly solicit or encourage any person who is an employee of the Company to terminate his or her relationship with the Company, or refer any such employee to anyone, without prior written approval from the Executive Vice President—Human Resources of the Company.

        This letter should not be construed, nor is it intended to be a contract of employment for a specified period of time, and the Company reserves the right to terminate this agreement with or without cause at any time. This letter supersedes any prior employment agreement or understandings, written or oral between you and the Company and contains the entire understanding of the Company and you with respect to the subject matter hereof.

        As a condition to your promotion, you must take and pass a drug test and pass the background check. A positive test result or failure to pass the background check will result in the termination of your employment. Drug testing must be done within 48 hours from receipt of this letter. Enclosed is information regarding your drug test.

        This letter shall be construed, interpreted and applied in accordance with the law of the State of Delaware, without giving effect to the choice of law provisions thereof. You agree to irrevocably submit any dispute arising out of or relating to this letter to the exclusive concurrent jurisdiction of the state and federal courts located in Delaware. You also irrevocably waive, to the fullest extent permitted by applicable law, any objection you may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute, and you agree to accept service of legal process from the courts of Delaware.

        We are excited about the opportunities that your leadership will bring to this role. Enclosed are duplicate originals of this letter. Please countersign one original and return it to us. The other original is for you.

Sincerely,
/s/ Frank Blake Frank Blake Chairman & Chief Executive Officer
pc:
Tim Crow
Tim Hourigan

I accept this promotion to Executive Vice President—Merchandising

/s/ Craig A. Menear Craig A. Menear
Date Signed: 5-1-07

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  Exhibit 10.47